Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Completes Debt-For-Equity Exchange of

Alcoa Corporation Common Stock; Reduces $800 Million of Debt Year to Date

NEW YORK, May 5, 2017 – Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”) today announced the completion on May 4, 2017 of the exchange of its remaining 12,958,767 shares of common stock of Alcoa Corporation (“Alcoa”) for $428,635,000 aggregate principal amount of Arconic debt held by Citigroup Global Markets Inc. (“Citigroup”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”). The debt-for-equity exchange is intended to qualify as generally tax-free to Arconic for U.S. federal income tax purposes. The completion of the debt-for-equity exchange marks Arconic’s exit of its ownership stake in Alcoa.

Arconic also today purchased with cash the remainder of the debt held by Citigroup and Credit Suisse: $1,961,000 in aggregate principal amount of Arconic’s 6.500% Senior Notes due 2018 and $79,517,000 in aggregate principal amount of its 6.750% Senior Notes due 2018.

Taken together, Arconic actions in 2017 have resulted in the Company reducing its total debt by approximately $800 million. As indicated at its December 2016 Investor Day, Arconic intends to reduce its debt by $1 billion in the first half of 2017.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website on www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements about Arconic’s strategies, outlook, business, financial prospects, and expected use of proceeds. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

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